Exhibit 16

April 14, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Commission File No. 000-50021

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K filing of NuTech Digital, Inc. dated April 14, 2005. We agree with the statements made in the first sentence and the third paragraph of the filing.

We have no basis to agree or disagree with the statements contained in the second sentence, the second paragraph and the fourth paragraph of the filing.

Yours truly,

Farber & Hass LLP